EXHIBIT 99.1

Microtune Announces Unaudited Fiscal Year and Fourth Quarter 2002 Results;

Fourth Quarter Results include Material Negative Charges;

and Initiation of Independent Inquiry Under the Direction of its Audit Committee

Plano, Texas, February 20, 2003—Microtune®, Inc. (Nasdaq: TUNE), a leader in integrated radio frequency (RF)-based silicon and systems solutions for the global broadband communications, transportation electronics and wireless connectivity markets, today reported unaudited financial results for the fiscal year and for the fourth quarter ending December 31, 2002. The financial results were to have been announced on January 27, 2003.

UNAUDITED RESULTS OF OPERATIONS

The following information is provided for the periods indicated:

All amounts in millions (except percentages)	Year Ended December 31, 2002	Year Ended December 31, 2001	Fourth quarter 2002	Fourth quarter 2001	Third quarter 2002

Revenue	$67.6	$63.1	$2.2	$16.0	$24.0
% Change		7.1		(86.3)	(90.8)

Gross Margin	$22.5	$18.5	$(1.5)	$5.6	$8.9
% Change		21.6

GAAP Loss	$124.5	$64.2	$80.2	$47.0	$17.9
% Change		(93.9)		(70.6)	(348.0)

Pro Forma Loss	$35.3	$14.7	$13.6	$5.3	$7.4
% Change		(140.1)		(156.6)	(83.8)

The pro forma loss from operations excludes non-cash charges for stock option compensation, impairment of goodwill, acquired in-process research and development and amortization of intangible assets and goodwill, as well as restructuring expenses.

The GAAP loss for the fourth quarter 2002, as well as the year ended December 31, 2002, includes impairment for goodwill of $50.7 million. The Company also increased its bad debt reserve by $2.8 million during the fourth quarter of 2002. Restructuring charges of $8.8 million were incurred during the fourth quarter of 2002 principally as a result of a reduction in the Company’s workforce and the elimination of certain facilities.

FOURTH QUARTER MATERIAL NEGATIVE CHARGES

Microtune shipped $16.1 million of product during the fourth quarter 2002, but is reporting revenues of $2.2 million as a result of charges relating to five customers, including (a) credits granted and/or (b) lack of timely payments.

While revenues and gross margins have been negatively impacted, these charges do not impact the previously reported cash balance at December 31, 2002 of $106.3 million.

The unaudited table below outlines the charges:

Total shipments during the fourth quarter of 2002:			$16.1M

	Credits	Deferrals

Customers/distributors

— sales adjustment for credits made to customers (F1)	0.5

— deferral of revenue due to credits issued and/or lack of timely payments (F2)		7.6

Customers/manufacturers

— sales adjustment for anticipated credits (F1)	1.8

— deferral of revenue due to lack of timely payments (F3)		4.0

Total of credits or anticipated credits	2.3		2.3

Total of revenue deferral		11.6	11.6

Revenue Recognized Fourth Quarter 2002 after all charges			$2.2M

F1—The total amount shown as credits or anticipated credits is a permanent negative charge to revenue.

F2—As a result of the credits issued to certain distributors in the fourth quarter of 2002, and/or lack of timely payment of invoices, revenue has been deferred until the Company can determine the amount that will be ultimately collected. As a result, revenue will not be recognized from sales to a distributor until the distributor has made a sale of our product to his customer or the distributor pays for our product, depending on the distributor. Litigation has commenced against one customer.

F3—As a result of lack of payment of outstanding invoices for our product in a timely manner, the amounts that will be ultimately collected from these shipments could not be determined at December 31, 2002, and revenue will not be recognized until, and to the extent, the customer pays for our product.

AUDIT COMMITTEE INQUIRY

The Board of Directors of the Company has directed its Audit Committee to conduct an inquiry of the events that led to the material negative charges during the fourth quarter of 2002. The Audit Committee has retained independent counsel to investigate the events. The Committee has retained John M. Fedders, a former Director of the Division of Enforcement of the Securities and Exchange Commission. Mr. Fedders has no prior association with the Company.

The Company and counsel have informed the staff of the Securities and Exchange Commission of the events described above, and have advised the Commission staff of the Audit Committee inquiry. While no assurance can be given, it is anticipated that the inquiry will be concluded and a report will be issued by counsel about mid-year 2003.

Douglas J. Bartek, CEO and Chairman, on behalf of the Company’s executive management, expressed his strong support for the independent inquiry. He added, “We are confident that the Audit Committee’s investigation will lead to strengthened internal controls and enhance Microtune’s opportunities for the future.”

SUSPENSION OF REPURCHASE PROGRAM

In July 2002, Microtune announced a repurchase program for its own shares for up to 5.3 million shares. To date, a total of 4.5 million shares have been repurchased. In light of the current inquiry being conducted, the Board of Directors has suspended the repurchase program. The repurchase program will be reconsidered after the close of the inquiry.

PRODUCT RESEARCH AND DEVELOPMENT ACTIVITY

Mr. Bartek addressed Microtune’s product research and development activities, saying, “2002 has been a year of significant design wins for Microtune that should begin to produce revenue during 2003. For example, we have received orders to begin shipments of our MicroTuner™ MT2111 silicon tuner to a major U.S. set-top box manufacturer for volume quantities in the second quarter of 2003. The fundamentals of Microtune’s business for the long term remain strong.”

During the fourth quarter of 2002, Microtune’s RF technology was deployed in two cable modems that achieved DOCSIS™ 2.0 qualification, and one that earned PacketCable™ certification in CableLabs’ inaugural testing wave in December 2002 against new advanced specifications. DOSCIS 2.0 and PacketCable enable cable operators to deliver sophisticated two-way telephony and multimedia services using existing cable plants.

Microtune also announced the latest of its MicroStreamer™ family of upstream amplifiers. The 3.3 volt MT1560 supports the increased bandwidth capacity required in the DOSCIS 2.0 specification, and the MT1550 also integrates an anti-aliasing filter on chip. Targeted to low cost cable modems and set top boxes, the MT1550 saves board space and reduces costs.

Also during the fourth quarter, Microtune announced several transportation electronics product initiatives that expanded its activity in this market including the Company’s first silicon design win in the automotive sector. Delphi/Fuba, a major supplier of mobile electronics and systems technology, plans to deploy Microtune’s MT1110 broadband amplifiers in its redesigned TV diversity system, an in-vehicle video system slated for debut in European car models with future migration planned for the US marketplace.

Microtune also announced plans to develop high-quality, high-performance front-end tuners based on the iBiquity Digital Corporation’s HD Radio™ technology that can be integrated into automotive digital receivers. HD Radio receivers transform analog radio to digital, enabling CD-quality FM broadcasts and digital services. Microtune’s HD radio-capable tuners will begin sampling to select customers in 2003.

“During these difficult economic times for technology companies and the uncertainties over war, Microtune will concentrate on preserving our balance sheet and our strong cash position, and emphasizing new products and design wins with our state-of-the-art RF products and technology,” concluded Mr. Bartek.

PATENT LITIGATION

Microtune’s patent infringement suit against Broadcom is scheduled to commence on March 3, 2003 in the U.S. District Court for the Eastern District of Texas in Sherman, Texas.

ABOUT MICROTUNE

Microtune, Inc. is a leading silicon and systems company that designs, manufactures and markets radio frequency (RF)-based solutions for the global broadband communications, automotive electronics and wireless connectivity markets. Inventors of the MicroTuner single-chip broadband tuner, the Company offers a portfolio of advanced tuner, amplifier, transceiver and wireless products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 23 U.S. patents for its technology, with more than 50 applications pending approval that span its RF and wireless products, containing more than 2000 supporting claims. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design, manufacturing and sales centers located around the world. The web site is www.microtune.com.

Microtune is traded on the NASDAQ Stock Exchange under the symbol TUNE.

FORWARD LOOKING STATEMENTS

This press release contains forward looking statements, including those discussing the development of new products and unaudited financial results, that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Such forward looking statements are generally accompanied by words such as “plan”, “estimate”, “expect”, “believe”, “could”, “would”, “anticipate”, “may”, “unaudited”, or other words that convey uncertainty of future events or outcomes. These forward looking statements and other statements made elsewhere in this release are made in reliance on the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ include the Company’s ability to estimate future payments made by customers, the ability to estimate future sales of Microtune products by distributors, ability to estimate customers’ ability to fulfill credit obligations, ability to estimate customers’ sell through of Microtune products, ability to develop new products that comply with industry standards and the ability to migrate customers to silicon-based products, ability to develop new products within anticipated cost range, ability to successfully develop products to meet our customers’ requirements, ability to develop products in a timely manner, ability to sustain revenue growth and general economic conditions, any of which may cause the Company’s financial results to fluctuate. Readers are referred to the reports and documents filed by Microtune with the Securities and Exchange Commission from time to time,including its Form 10-K for the year ended December 31, 2001, Form 10Q for each quarter of calendar year 2002 as filed in April, July and November 2002.